EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Reports Five-Year High In First-Quarter Net Sales

Net Sales Growth Aided By D&W Food Centers Acquisition,
New Distribution Business, Easter Holiday and Fuel Center Sales

GRAND RAPIDS, MICHIGAN-July 26, 2006-Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its 12-week first quarter ended June 17, 2006.

First-Quarter Results

Consolidated net sales for the 12-week first quarter reached a five-year high increasing 15.0 percent to $528.0 million from $459.3 million in last year's first quarter. The sales improvement was due primarily to the inclusion of retail sales from the recently acquired D&W Food Centers stores, new distribution business, the Easter holiday sales shift to this year's first quarter and incremental fuel center sales.

First-quarter operating earnings, including a $4.5 million pretax asset impairments and exit costs charge related to the closure of two retail stores and a central bakery operation, were $6.9 million compared with $6.0 million in the same period last year. Excluding the asset impairments and exit costs charge, year-over-year first-quarter operating earnings improved significantly.

"We are pleased that our fiscal 2007 is off to a very strong start," stated Craig C. Sturken, Spartan Stores' Chairman, President and Chief Executive Officer. "Our retail and distribution operations achieved solid sales gains despite higher fuel costs and a challenging economic environment. Absent the asset impairments and exit costs charge, we achieved the highest levels of first-quarter profitability in both our retail and distribution operations since becoming a public company. The store base rationalization (two stores) and associated charge was incurred due to the proximity of certain acquired stores to our existing store base. This minor reduction of our store network was based on an evaluation of stores that were best positioned to provide our customers with the highest quality overall shopping experience. Although the charge reduced our first-quarter earnings performance, we expect the store rationalization decision to improve our ongoing earnings trends. In addition, we are pleased to report that the integration of our retail acquisition is on schedule and progressing as planned."

First-quarter net earnings were $2.7 million, or $0.12 per diluted share, compared with $2.7 million, or $0.12 per diluted share, in the same period last year.

First-quarter gross margin increased 90 basis points to 19.6 percent compared with 18.7 percent in last year's first quarter. The increase was primarily due to a larger concentration of higher margin retail sales, market efficiencies and product mix changes resulting from the Company's retail acquisition. These gains were partially offset by an increase in lower margin distribution and fuel center sales.

First-quarter operating expenses increased to $96.6 million, or 18.3 percent of sales compared with 17.4 percent of sales in the same quarter last year. The increase in operating expenses as a percentage of sales was due primarily to the asset impairments and exit costs charge, higher operating costs associated with the acquired retail operations, including approximately $1.1 million of training and other start-up related costs, and the higher concentration of retail sales as a percentage of consolidated net sales.

First-quarter earnings before interest, taxes, depreciation and amortization (EBITDA), increased by more than 44 percent to $17.6 million compared with EBITDA of $12.2 million in the same period last year (see attached financial tables). The EBITDA increase resulted from higher sales volumes in both the retail and distribution segments and improved gross margin rates at the Company's retail operations due to market efficiency gains related to its recent retail store acquisition, which more than offset higher costs of utilities, fuel and bank card fees.

Operating Segments

Distribution Segment

First-quarter distribution net sales increased 7.5 percent to $275.9 million from $256.7 million in the same period last year. The sales increase was due to the addition of new distribution customers, an increase in sales to existing customers and Easter holiday sales.

Operating earnings for the segment increased 63.4 percent to $5.7 million compared with $3.5 million in the same period last year. Better fixed cost absorption from higher sales volumes contributed to the improvement in operating earnings and helped to offset higher fuel and utility costs.

Retail Segment

First-quarter retail net sales increased 24.5 percent to $252.2 million from $202.6 million in the same period last year due primarily to incremental sales from the acquired retail stores and higher comparable store sales due to the Easter holiday and increased fuel center sales. The sales increase was partially offset by the previously disclosed closing of two Pharm stores in the prior fiscal year first quarter and the influence of higher energy costs on consumer spending. Comparable store sales at the Company's supermarkets increased 4.7 percent during the first quarter, while Pharm comparable store sales increased 0.8 percent, resulting in a combined increase of 4.0 percent. Fuel center sales increased comparable store sales by 3.1 percent, while the Easter holiday sales contributed 1.5 percent to the comparable store sales increase.

Including the previously mentioned $4.5 million pretax asset impairments and exit costs charge, retail operating earnings were $1.2 million compared with $2.5 million in the same period last year. Last year's first-quarter retail operating earnings included a $0.4 million pretax charge for asset impairments.

Balance Sheet

Long-term debt at June 17, 2006 (including current maturities) increased to $135.4 million from $65.7 million at March 25, 2006 as a result of borrowings and the assumption of capital leases associated with the D&W Food Centers acquisition.

Outlook

"Fiscal 2007 is off to a promising start, and we remain optimistic about our sales and profit growth prospects for fiscal 2007," said Mr. Sturken. "We expect that our distribution sales will continue to benefit from the stores added to our base late in the fiscal 2006 fourth quarter, and we expect to further increase sales penetration with certain existing customers. In addition, our retail division will cycle the remaining competitive stores that opened last year during the upcoming second quarter and should benefit from our market rationalization efforts and new fuel center sales. Higher fuel costs and a challenging economic outlook, however, may slightly temper the expected sales run rate in our distribution and retail operations as we enter the peak Michigan tourism season. Nonetheless, we continue to expect our fiscal 2007 retail comparable store sales growth rate to be in the low to mid single digits.

"Fiscal 2007 earnings should continue to show improvement, as gross margin rates benefit from a greater mix of higher margin retail sales and as we realize operational efficiencies from the acquisition. Our first-quarter gross margin run rate improvement, however, will be partially offset by a higher level of promotional activity that we will use to take advantage of market share opportunities as we face a more challenging economic environment. Excluding the effect of the asset impairments and exit costs charge, we expect slightly higher selling, general and administrative run rates compared with the prior year due to an increase in the retail sales mix.

"We expect capital expenditures for fiscal 2007 to range from $30 million to $35 million, depreciation and amortization to range from $22 million to $25 million and interest expense of approximately $13 million to $14 million," concluded Mr. Sturken.

Conference Call

A telephone conference call to discuss the Company's first-quarter financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, July 27, 2006. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "For Investors" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to over 350 independent grocery stores in Michigan. Spartan Stores also owns and operates 68 retail supermarkets and 19 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as "outlook," "momentum," or "opportunities," "promising," "prospects"; that an event or trend "may," "should," or "will" occur or "continue" or that Spartan Stores or its management "anticipates", "believes," "plans" or "expects" a particular result, or is "optimistic" that an event will occur. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully realize expected benefits of new relationships, realize growth opportunities, expand our customer base, effectively integrate and achieve the expected benefits of acquired stores, anticipate and successfully respond to openings of competitors' stores, achieve expected sales and earnings, implement plans and strategies, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about the factors that may adversely affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)
(Unaudited)

	First Quarter Ended
	(12 weeks) June 17, 2006	(12 weeks) June 18, 2005

Net sales	$528,016	$459,320
Cost of sales	424,516	373,513
Gross margin	103,500	85,807

Operating expenses
Selling, general and administrative	87,094	74,535
Provision for asset impairments and exit costs	4,464	397
Depreciation and amortization	5,086	4,877
Total operating expenses	96,644	79,809

Operating earnings	6,856	5,998

Non-operating expense (income)
Interest expense	2,857	1,769
Other, net	(32)	(52)
Total non-operating expense, net	2,825	1,717

Earnings before income taxes and discontinued operations	4,031	4,281
Income taxes	1,413	1,466

Earnings from continuing operations	2,618	2,815

Earnings (loss) from discontinued operations, net of taxes	71	(163)

Net earnings	$2,689	$2,652

Basic earnings per share:
Earnings from continuing operations	$0.13	$0.14
Earnings (loss) from discontinued operations	0.00	(0.01)
Net earnings	$0.13	$0.13

Diluted earnings per share:
Earnings from continuing operations	$0.12	$0.13
Earnings (loss) from discontinued operations	0.00	(0.01)
Net earnings	$0.12	$0.12

Weighted average number of shares outstanding:
Basic	21,154	20,636
Diluted	21,542	21,252

SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 17, 2006	March 25, 2006
ASSETS
Current assets
Cash and cash equivalents	$9,918	$7,655
Accounts receivable, net	50,833	45,280
Inventories	107,518	95,892
Other current assets	12,333	12,234
Property and equipment held for sale	5,996	6,634
Total current assets	186,598	167,695

Other assets
Goodwill	141,784	72,555
Deferred taxes on income	8,142	9,061
Other, net	15,194	14,108
Total other assets	165,120	95,724
Property and equipment, net	137,882	115,178
Total assets	$489,600	$378,597

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$100,360	$90,992
Accrued payroll and benefits	26,303	29,826
Other accrued expenses	21,068	17,953
Current portion of exit costs	8,161	6,513
Current maturities of long-term debt and capital lease obligations	5,462	1,675
Total current liabilities	161,354	146,959

Long-term liabilities
Exit costs	29,558	8,804
Other long-term liabilities	20,895	13,402
Long-term debt and capital lease obligations	129,895	64,015
Total long-term liabilities	180,348	86,221

Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; 21,322 and 21,023 shares outstanding	127,051	123,256
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Deferred stock-based compensation	(5,811)	(2,873)
Accumulated other comprehensive loss	(276)	(276)
Retained earnings	26,934	25,310
Total shareholders' equity	147,898	145,417
Total liabilities and shareholders' equity	$489,600	$378,597

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	First Quarter Ended
	(12 weeks) June 17, 2006	(12 weeks) June 18, 2005

Net cash provided by operating activities	$8,127	$11,106
Net cash used in investing activities	(54,718)	(3,185)
Net cash provided by (used in) financing activities	48,241	(8,419)
Net cash provided by (used in) discontinued operations	613	(1,015)
Net increase (decrease) in cash and cash equivalents	2,263	(1,513)
Cash and cash equivalents at beginning of period	7,655	14,880
Cash and cash equivalents at end of period	$9,918	$13,367

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(Unaudited)

	First Quarter Ended
	(12 weeks) June 17, 2006	(12 weeks) June 18, 2005
Retail Segment:

Net Sales	$252,161	$202,603
Operating Earnings	$1,167	$2,516

Distribution Segment:

Net Sales	$275,855	$256,717
Operating Earnings	$5,689	$3,482

Consolidated:

Net Sales	$528,016	$459,320
Operating Earnings	$6,856	$5,998

SPARTAN STORES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO EARNINGS BEFORE INTEREST,
TAXES, DEPRECIATION AND AMORTIZATION (A NON-GAAP FINANCIAL MEASURE)
(in thousands)
(unaudited)

	First Quarter Ended
	(12 weeks)
	June 17, 2006	June 18, 2005
Retail Segment:
Operating earnings	$1,167	$2,516
Plus:
Depreciation and amortization	3,070	2,873
Provision for asset impairments and exit costs	4,464	397
Michigan Single Business Tax expense	86	48
Other non-cash charges	192	153
EBITDA	$8,979	$5,987

Distribution Segment:
Operating earnings	$5,689	$3,482
Plus:
Depreciation and amortization	2,016	2,004
Michigan Single Business Tax expense	388	482
Other non-cash charges	535	239
EBITDA	$8,628	$6,207

Consolidated:
Operating earnings	$6,856	$5,998
Plus:
Depreciation and amortization	5,086	4,877
Provision for asset impairments and exit costs	4,464	397
Michigan Single Business Tax expense	474	530
Other non-cash charges	727	392
EBITDA	$17,607	$12,194

Notes:  Consolidated EBITDA is a non-GAAP financial measure that our credit facility defines as Net earnings from continuing operations plus depreciation and amortization, and other non-cash charges including imputed interest, deferred (stock) compensation, LIFO expense and costs associated with the closing of retail store locations, plus interest expense, the provision for income taxes and Michigan Single Business Tax to the extent deducted in the computation of Net Earnings.

EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The EBITDA information has been included as one measure of the Company's operating performance and historical ability to service debt for the reason that the Company believes investors find the information useful because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined by the Company may not be comparable to similarly titled measures reported by other companies.